Exhibit 99.1

Avangrid Declares Quarterly Dividend

(Orange, CT - December 3, 2018) Today AVANGRID, Inc. (NYSE:AGR) announced that on December 1, 2018 its Board of Directors declared a quarterly dividend of $0.44 per share on its shares of common stock. This dividend is payable January 2, 2019 to shareholders of record at the close of business on December 11, 2018.
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About AVANGRID: AVANGRID, Inc. (NYSE: AGR) is a leading, sustainable energy company with approximately $32 billion in assets and operations in 24 U.S. states. AVANGRID has two primary lines of business: Avangrid Networks and Avangrid Renewables. Avangrid Networks owns eight electric and natural gas utilities, serving 3.2 million customers in New York and New England. Avangrid Renewables owns and operates 7.1 gigawatts of electricity capacity, primarily through wind power, with a presence in 22 states across the United States. AVANGRID employs approximately 6,500 people. AVANGRID supports the U.N.’s Sustainable Development Goals, received a Climate Development Project climate score of “A-,” the top score received in the utilities sector, and was recognized by Ethical Boardroom as the North American utility with the “best corporate governance practices” for 2016 and 2017. For more information, visit www.avangrid.com.

Investor Contact:
Patricia Cosgel
patricia.cosgel@avangrid.com
203.499.2624